UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report:  March 30, 2012

CTS CORPORATION

(Exact Name of Company as Specified in Its Charter)

Indiana	1-4639	35-0225010
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
905 West Boulevard North
Elkhart, Indiana		46514
(Address of Principal Executive Offices)		(Zip Code)

Company’s Telephone Number, Including Area Code:       (574) 523-3800

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

❑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

❑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

❑	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

❑	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 27, 2012, CTS Corporation, an Indiana corporation (the “Company”), entered into an Agreement (the “Agreement”) with Vinod M. Khilnani, the Company’s President and Chief Executive Officer (“Mr. Khilnani”) after Mr. Khilnani decided to retire from the position of Chief Executive Officer of the Company on or after December 31, 2013.  The Company and Mr. Khilnani entered into the Agreement to provide for an orderly transition of duties, responsibilities and authority from Mr. Khilnani to the next principal executive officer of the Company, and to set forth the compensation arrangement between the Company and Mr. Khilnani during and as a result of this transition period.

Under the Agreement, Mr. Khilnani will serve as the Company’s President and Chief Executive Officer through December 31, 2013 or a later date if mutually agreed upon by the Company and him (the “Transition End Date”).  During the transition period, Mr. Khilnani will assist the Company with the identification of and transition of duties, responsibilities and authority to the next principal executive officer of the Company.  Mr. Khilnani will resign as a director of the Company on the Transition End Date or, if earlier, when he ceases to serve as the Company’s Chief Executive Officer.

During the transition period, Mr. Khilnani will: (1) continue to receive base salary at his current annual rate of $ 680,000; (2) continue to participate in the Company’s annual cash incentive program at his current minimum, target and maximum incentive opportunity levels of 0%, 100% and 200%, respectively, of his base salary; (3) be eligible to receive annual equity awards (with such annual equity awards provided, if at all, in amounts substantially equal in value to Mr. Khilnani’s 2011 equity awards); (4) continue to be eligible for annual executive perquisites substantially equivalent to those he received for 2011; and (5) continue to participate in the Company’s pension, retirement savings, health and welfare and other employee benefit plans on a basis consistent with that offered to other salaried employees of the Company, if permitted by law.

If Mr. Khilnani dies, becomes disabled, voluntarily resigns or is terminated by the Company for cause during the transition period, he will cease receiving compensation from the Company under the Agreement (except for accrued but unpaid amounts).  If Mr. Khilnani is terminated by the Company without cause during the transition period: (1) he will receive a lump sum payment in cash equal to the value of the remaining base salary, annual cash incentives, equity awards and perquisites that he would have received through the end of the transition period; (2) he will receive medical and dental benefits from the Company for 24 months following his termination; and (3) his outstanding time-based equity awards will vest and his outstanding performance-based equity awards will become nonforfeitable (with performance-based earnings dependent on actual performance and settled on a pro rata basis), to the extent permitted under applicable equity plans.  Mr. Khilnani will also receive these medical and dental benefits and this equity award treatment if he serves the Company under the Agreement through the end of the transition period.  For purposes of this paragraph, cause and disability will be evaluated based on definitions for those terms in the Company’s Executive Severance Policy.  Mr. Khilnani will remain entitled to indemnification under the terms of his existing indemnification agreement with the Company.

The Agreement is filed as Exhibit 10.1 to this Current Report on Form 8-K, and the foregoing description of the Agreement is qualified in its entirety by reference to the full text of the Agreement, which is incorporated herein by reference.

Item 9.01.  Financial Statements and Exhibits.

Exhibit Number         Description

10.1	Agreement, dated as of March 27, 2012, by and between CTS Corporation and Vinod M. Khilnani

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CTS CORPORATION

By:	/s/ Richard G. Cutter
Name:	Richard G. Cutter
Title:	Vice President Law and Business Affairs,
Corporate Secretary

Date:  March 30, 2012